UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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II-VI INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

to be held on November 2, 2007

TO THE SHAREHOLDERS OF

II-VI INCORPORATED:

The Annual Meeting of Shareholders of II-VI Incorporated will be held at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on Friday, November 2, 2007, at 1:30 p.m. local time to consider and act upon the following matters:

1.	Election of two (2) directors for a term to expire in 2010;

2.	Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

The shareholders will also be asked to consider such other matters as may properly come before the meeting.

The Board of Directors has established the close of business on Wednesday, September 5, 2007, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.

IF YOU ARE UNABLE TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR PROXY. YOU HAVE THREE VOTING OPTIONS:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone, through the number shown on your proxy card; or

•	By mail, by completing, signing and returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Robert D. German, Secretary

September 20, 2007

II-VI INCORPORATED

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

November 2, 2007

This proxy statement is being furnished to the shareholders of II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on Friday, November 2, 2007, at 1:30 p.m. local time at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056. A shareholder reception will start at 12:45 p.m. local time. This proxy statement was first mailed to shareholders on or about September 20, 2007. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2007 is being furnished with this proxy statement.

Only shareholders of record as of the close of business on Wednesday, September 5, 2007, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 29,578,283 shares of Common Stock, no par value (“Common Stock”), each entitled to one vote per share.

All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted as described below under the caption “Recommendation of the Board of Directors.” Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

Under the Company’s Articles of Incorporation, By-Laws and applicable law, the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders present at the meeting in person or by proxy are entitled to cast generally is required for shareholder approval, including the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. As such, abstentions generally have the effect of a negative vote. Any broker non-votes on a particular matter have no effect since, by definition, they are not entitled to be cast on the matter. With regard to the election of directors, votes may be cast in favor of a candidate or may be withheld. Since directors are elected by a plurality, abstentions and broker non-votes have no effect on the election of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company recommends a vote FOR each of the nominees named below for election as director and FOR the ratification of the Board of Directors’ selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2008.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Company’s By-Laws provide that the Board of Directors shall establish the number of directors which shall be not less than five nor more than nine members. The By-Laws also provide for a board of directors of three classes, each class consisting of as nearly an equal number as practicable, as determined by the Board. At present, the Board of Directors of the Company has determined that the number of directors shall be eight, consisting of two directors in Class Two and three directors in Classes One and Three.

Two directors of Class Two are to be elected to hold office for a term of three years, and each until their respective successors are elected and qualified, subject to the right of the shareholders to remove any director as provided in the By-Laws. A vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his or her successor is elected, or until his or her death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

The holders of Common Stock have cumulative voting rights in the election of directors. In voting for directors, a shareholder has the right to multiply the total number of shares which the shareholder is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. The two Class Two nominees receiving the greatest number of affirmative votes each will be elected as a Class Two director whose term expires in 2010. Unless otherwise indicated by the shareholder, a vote for the nominees of the Board of Directors will give the named proxies discretionary authority to cumulate all votes to which the shareholder is entitled and to allocate them after the total vote counts are available in favor of any one or more of such nominees as the named proxies determine, with a view to maximizing the number of nominees of the Board of Directors who are elected. The effect of cumulation and voting in accordance with that discretionary authority may be to offset the effect of a shareholder having withheld authority to vote for an individual nominee or nominees because the proxies will be able to allocate votes of shareholders who have not withheld authority to vote in any manner they determine among such nominees. If a shareholder desires specifically to allocate votes among one or more nominees, the shareholder should so specify when voting.

The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting as follows: for the election of Peter W. Sognefest, who has served as a director of the Company since 1979 and for the election of Francis J. Kramer, who has served as a director of the Company since 1989.

The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named as proxies intend to vote for such substitutes as may be nominated by the Board of Directors.

The following sets forth certain information concerning each nominee for election as a director of the Company and each director whose term of office will continue after the meeting.

Nominees for Class Two Directors Whose Terms will Expire in 2010

Peter W. Sognefest, 66, has served as a Director of the Company since 1979. Mr. Sognefest is President, Chief Executive Officer and Chairman of Seamoc, Inc. a private consulting firm. From 2002 to 2003 Mr. Sognefest was Vice-Chairman of Xymox Technologies, Inc., a manufacturer of membrane switches. From

1996 to 2002, he was President and Chief Executive Officer of Xymox Technologies, Inc. From 1994 until 1996, he was President and Chief Executive Officer of LH Research, Inc. From 1992 until 1994, he was President and Chief Executive Officer of IRT Corporation. Until 1992, Mr. Sognefest was Chairman of Digital Appliance Controls, Inc. (DAC), which he founded in 1984. Mr. Sognefest was previously Vice President and General Manager of the Industrial Electronics Division of Motorola, Inc. from 1982 to 1984, having joined Motorola in 1977. From 1967 to 1977, he was with Essex Group, Inc., a wholly owned subsidiary of United Technologies Corporation, where he held the position of General Manager of Semi-Conductor Operations. Mr. Sognefest holds B.S. and M.S. degrees in Electrical Engineering from the University of Illinois.

Francis J. Kramer, 58, has served as a Director of the Company since 1989. Mr. Kramer has been employed by the Company since 1983, has been its President since 1985, and has been its Chief Executive Officer since July 2007. Previously, Mr. Kramer served as Chief Operating Officer from 1985 to June 2007. Mr. Kramer joined the Company as Vice President and General Manager of Manufacturing and was named Executive Vice President and General Manager of Manufacturing in 1984. Prior to his employment by the Company, Mr. Kramer was the Director of Operations for the Utility Communications Systems Group of Rockwell International Corp. Mr. Kramer graduated from the University of Pittsburgh with a B.S. degree in Industrial Engineering and from Purdue University with an M.S. degree in Industrial Administration.

Existing Class Three Directors Whose Terms Expire in 2008

Carl J. Johnson, 65, has served as a Director of the Company since 1971. Dr. Johnson was a co-founder of the Company in 1971 and has served as Chairman since 1985. He served as President of the Company from 1971 until 1985, and as Chief Executive Officer from 1985 until June 2007. From 1966 to 1971, Dr. Johnson was Director of Research & Development for Essex International, Inc., an automotive electrical and power distribution products manufacturer. From 1964 to 1966, Dr. Johnson worked at Bell Telephone Laboratories as a member of the technical staff. Dr. Johnson completed his Ph.D. in Electrical Engineering at the University of Illinois. He holds B.S. and M.S. degrees in Electrical Engineering from Purdue University and Massachusetts Institute of Technology (MIT), respectively.

Thomas E. Mistler, 65, has served as a Director of the Company since 1977. Mr. Mistler has been an operating partner for Buckingham Capital Partners, a private investment firm, since 2003. Mr. Mistler was President, Chief Executive Officer and a Director of ESCO Holding Corp. and Engineered Arresting Systems Corporation, a manufacturer of aircraft and vehicle arresting systems, from 1999 to 2003. Previously, he was Senior Vice President of Energy Systems Business for Westinghouse Electric Corporation and from 1965 to 1998, Mr. Mistler served in various engineering, marketing and general management capacities with Westinghouse Electric Corporation including serving as President of Westinghouse Saudi Arabia Limited from 1981 to 1984. Mr. Mistler graduated from Kansas State University with B.S. and M.S. degrees in Engineering.

Joseph J. Corasanti, 43, has served as a Director of the Company since 2002. Mr. Corasanti has served as President and Chief Executive Officer of CONMED Corporation, a publicly traded medical technology company, since 2006. From 1999 to 2006 he served as President and Chief Operating Officer of CONMED Corporation. From 1998 to 1999 he was Executive Vice President/General Manager of CONMED Corporation. He served as General Counsel and Vice President-Legal Affairs for CONMED Corporation from 1993 to 1998. From 1990 to 1993 he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. He is a director of CONMED Corporation.

Existing Class One Directors Whose Terms Expire in 2009

Duncan A.J. Morrison, 70, has served as a Director of the Company since 1982. In 2005, Mr. Morrison retired from the position of Chairman of ARRI Canada Ltd., which sells and services products for cameras and lighting, which he had held since 2001. Previously, he was President at ARRI Canada Ltd. from 1994 to 2001.

He was a Vice President of Corporate Financial Consulting with Seapoint Financial Corporation in Toronto, Canada from 1990 to 1994. From 1987 until 1990, Mr. Morrison was the Chief Financial Officer of the CTV Television Network Ltd. in Toronto, Canada. From 1976 until 1986, Mr. Morrison was the Vice President/Controller of Copperweld Corporation in Pittsburgh, Pennsylvania. He was Vice President, Treasurer and the Comptroller of Kysor Industrial Corporation in Cadillac, Michigan from 1966 to 1976. Mr. Morrison is a director of 5NPlus, Inc., with headquarters in Canada, in which II-VI is a minority stockholder. Mr. Morrison was born in Canada and graduated from Westerveld Business College in London, Ontario, with a B.A. in Accounting.

Marc Y.E. Pelaez, 61, has served as a Director of the Company since 2002. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez currently is a private consultant to defense and commercial companies. He was Vice President of Engineering and later Vice President of Business and Technology Development for Newport News Shipbuilding from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996 Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy from 1990 to 1993. From 1968 to 1990, he held numerous positions in the United States Navy. He is a graduate of the United States Naval Academy.

Wendy F. DiCicco, 40, has served as a Director of the Company since 2006. Ms. DiCicco has served as Chief Financial Officer of Kensey Nash Corporation, a publicly traded medical technology company, since 1998. From 1996 to 1998, she was Controller of Kensey Nash Corporation. She was an Accounting and Audit Manager with Deloitte & Touche from 1994 to 1996. From 1990 to 1994 she held positions of Staff Accountant and Senior Accountant with Deloitte & Touche. Ms. DiCicco graduated from Philadelphia College of Textiles and Science with a B.S. degree in Accounting. Ms. DiCicco is a Certified Public Accountant in the Commonwealth of Pennsylvania and is a member of the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and Financial Executives International.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

The Company’s Corporate Governance Guidelines provide that, in accordance with II-VI Incorporated’s long-standing policy, a substantial majority of the members of the Company’s Board of Directors must qualify as independent directors. The Company’s Board of Directors has determined that each continuing director and nominee for election as director, other than Carl J. Johnson and Francis J. Kramer, has no material relationship with the Company (other than as director) and is therefore “independent” within the meaning of the current listing standards of Nasdaq. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company. The Board of Directors considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. When assessing the “materiality” of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Lead Independent Director

The position of Lead Independent Director was created to ensure that the Board of Directors serves in a capacity which is independent of management and that directors have an independent leadership contact. Thomas E. Mistler was appointed by the Board of Directors in 2003 to this position. In general, the major responsibilities of the Lead Independent Director include:

•	Chairing executive sessions conducted at each Board of Directors meeting of the non-management directors

•	Acting as a liaison between the Board of Directors and the Chief Executive Officer

•	Supporting the Chairman in the setting of the agenda for Board of Directors meetings, based on input from other directors

•	Chairing meetings of the Board of Directors in the absence of the Chairman

•	Carrying out other duties as requested by the Nominating and Corporate Governance Committee and the Board of Directors.

Audit Committee Financial Expert

The Board of Directors has determined that at least two members of the Audit Committee, Duncan A.J. Morrison and Wendy F. DiCicco, qualify as “audit committee financial experts” as such term is defined by the Securities and Exchange Commission and that they have the requisite level of financial sophistication required under the listing standards of Nasdaq.

Director Mandatory Retirement

The Board of Directors has adopted a retirement policy for directors. Under this policy, directors may not stand for re-election after age 75. There are no directors retiring under this provision at the Annual Meeting.

Standing Board Limits

Board members are limited to serving on a maximum of three public company boards excluding the Company.

Stock Ownership Program

In order to further align the directors and executive officers interests with those of II-VI Incorporated’s shareholders, the Board of Directors has established a stock ownership program that requires each director and executive officer own a minimum of 200 shares of Common Stock. A director who did not comply with this program would not be permitted to stand for re-election. All directors and executive officers currently meet or exceed this program with the exception of Wendy F. DiCicco who was elected to the Board of Directors for the first time in 2006 and who would be eligible to stand for re-election in 2009.

Code of Business Conduct and Ethics

The Board of Directors has approved and adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Financial Officers. The documents are available on the Company’s website at www.ii-vi.com. The Company will promptly disclose on its website (i) any waiver of a director’s or executive officer’s compliance with the Code of Business Conduct and Ethics, and (ii) any amendments or waiver of the Code of Ethics for Senior Financial Officers.

Review and Approval of Related Person Transactions

The Company’s policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of such program are drawn from various corporate documents.

The Company’s Code of Business Conduct and Ethics requires that all of the Company’s and the Company’s subsidiaries’ directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, the Company’s Code of Business Conduct and Ethics provides that each of the Company’s and the Company’s subsidiaries’ directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and the Company’s interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Company.

Executive Sessions of Non-Management Directors

Executive sessions of non-management directors (consisting of all directors other than Dr. Johnson and Mr. Kramer) are regularly scheduled and held at each meeting. The Lead Independent Director presides over these meetings.

Self-Evaluation, Self-Assessment and Director Continuing Education

The Board of Directors has a process whereby the full board and its members are subject to periodic self-evaluation and self-assessment. This process was most recently completed during fiscal year 2007.

The Board of Directors works with management to schedule new-director orientation programs and director continuing education programs. The orientation programs are designed to familiarize new directors with the Company’s businesses, strategies and challenges, and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

Communications with Directors

Shareholders wishing to communicate with the Company’s Board of Directors may do so by sending a written communication addressed to the Lead Independent Director or to any member of the Board of Directors individually in care of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Any communication addressed to a director that is received at the Company’s principal executive offices will be delivered or forwarded to the individual director as soon as practical. The Company will forward all communications received from its shareholders that are simply addressed to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Nomination of Candidates for Director

The Company may consider candidates for director identified by several sources including existing directors, members of the Company’s management team, shareholders and third-party search firms.

The Company’s By-Laws describe the procedures to be followed by a shareholder in recommending nominees for director. In general, such recommendations can only be made by a shareholder entitled to notice of and to vote at a meeting at which directors are to be elected, must be in writing and must be received by the Chairman of the Board of Directors no later than (i) with respect to the election of directors at an annual meeting, 90 days prior to the anniversary date of the prior year’s annual meeting, or (ii) with respect to the election of directors at a special meeting, within 10 days after notice of such meeting is given to shareholders or publicly disseminated. Furthermore, the recommendation must include certain information regarding the nominating shareholder and the nominee including their relationship and any understanding between such persons regarding such nomination, the shares owned by the nominating shareholder, the number of shares to be voted for such nominee and information concerning such nominee that would be required in a proxy statement filed with the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board of Directors, including those factors set forth in the Company’s Nominating and Corporate Governance Committee Charter. In general, candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Broad training and experience in policy-making decisions in business;

•	Expertise that is useful to the Company and complementary to the background and experience of other directors;

•	Willingness to devote the amount of time necessary to carry out the duties and responsibilities as a director;

•	Commitment to serve on the Board over a period of several years in order to develop knowledge about the Company’s principal operations; and

•	Willingness to represent the best interests of all shareholders and objectively appraise management performance.

Potential candidates are screened and interviewed by the Nominating and Corporate Governance Committee of the Board of Directors. All members of the Board of Directors may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Director Attendance at Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders. All of the incumbent directors attended last year’s Annual Meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors held four (4) meetings during the fiscal year ended June 30, 2007. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he or she is a member.

The Board of Directors has three standing Committees: Audit; Compensation; and Nominating and Corporate Governance. The Board of Directors has the authority to hire independent advisors to help fulfill its duties.

Audit Committee

The Board has an Audit Committee of independent, non-management directors currently consisting of Duncan A.J. Morrison (Chairman), Joseph J. Corasanti, Wendy F. DiCicco and Thomas E. Mistler. The Audit Committee’s duties, in accordance with its written charter (which is available on the Company’s website at www.ii-vi.com), include monitoring performance of the Company’s business plan, reviewing the Company’s internal accounting methods and procedures and reviewing certain business strategies. The Audit Committee has the authority to hire independent advisors to help fulfill its duties. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. The Board of Directors has determined that Duncan A.J. Morrison and Wendy F. DiCicco qualify as “audit committee financial experts,” as such term is defined by the Securities and Exchange Commission, and that they have the requisite level of financial sophistication required by the listing standards of Nasdaq. Each member of the Audit Committee is also “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended, and meets all applicable listing standards of Nasdaq. The Audit Committee met four times in fiscal 2007.

Compensation Committee

The Board has a Compensation Committee, comprised of independent, non-management directors, which is responsible for determining, in accordance with its written charter (which is available on the Company’s website at www.ii-vi.com), the compensation of the Company’s directors and executive officers. The Compensation Committee duties also include administering and interpreting the Company’s 2005 Omnibus Incentive Plan (the “Omnibus Plan”). The duties relating to the Company’s Omnibus Plan include selecting from eligible employees those persons to whom awards will be granted and determining the type of award, the number of shares to be included in each award, any restrictions on exercise or vesting for some or all of the shares subject to the award and the award price. The duties under the Company’s Omnibus Plan include proscribing, amending and rescinding rules and regulations relating to the Omnibus Plan; suspending the operation of the Omnibus Plan; and making all other determinations necessary to the administration of the Omnibus Plan, including the appointment of individuals to facilitate the day-to-day operation thereof. The Compensation Committee has the authority to hire independent advisors to help fulfill its duties. The Compensation Committee is comprised of Peter W. Sognefest (Chairman), Joseph J. Corasanti, Thomas E. Mistler, Duncan A.J. Morrison and Marc Y.E. Pelaez. The Compensation Committee met four times in fiscal 2007.

For a description of the Compensation Committee’s processes and procedures in connection with consideration and determination of executive compensation, see “Compensation Discussion and Analysis” and, for director compensation, see “Director Compensation.”

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee, comprised of independent, non-management directors. The Nominating and Corporate Governance Committee, in accordance with its written charter (which is available on the Company’s website at www.ii-vi.com), develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the Board of Directors. The Nominating and Corporate Governance Committee has the authority to hire independent advisors to help fulfill its duties. The current members of the Nominating and Corporate Governance Committee are Thomas E. Mistler (Chairman), Marc Y.E. Pelaez and Peter W. Sognefest. The Nominating and Corporate Governance Committee met two times in fiscal 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, the Company (or “we”) will provide an overview and analysis of the Company’s (or “our”) compensation program, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following the Compensation Discussion and Analysis you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2007 to the following individuals whom we refer to as our named executive officers (NEOs):

•	our Chairman and former Chief Executive Officer, Dr. Carl J. Johnson,

•	our Chief Financial Officer and Treasurer, Mr. Craig A. Creaturo,

•	our President and current Chief Executive Officer, Mr. Francis J. Kramer,

•	our Executive Vice President – Infrared Optics, Mr. Herman E. Reedy, and

•	our Vice President – Compound Semiconductor Group, Dr. Vincent D. Mattera, Jr.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program. Unless otherwise noted, references to our Chairman refer to Dr. Johnson and references to our Chief Executive Officer refer to Mr. Kramer.

Compensation Philosophy and Objectives

The Company’s philosophy in establishing compensation policies for our NEOs is to align compensation with our strategic objectives, while providing competitive compensation that enables us to attract and retain top quality executive talent. The primary objectives of our compensation policy for NEOs are to:

•	Provide compensation in a manner that allows for shared risks and the potential for shared rewards.

•	Link the interest of the NEOs to the interest of shareholders and other potential investors.

•	Provide incentives for working toward increasing long-term shareholder value through growth-driven financial compensation.

•

Provide incentive for innovation, quality management, responsiveness to customer needs, environmental, health and safety performance and an action-oriented approach to opportunities in the marketplace.

•	Attract and retain individuals with the leadership and technical skills to carry the Company into the future, and to grow the business.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Cash bonuses and annual incentive awards; and

•	Long-term, equity-based incentives.

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is at-risk. This provides more upside potential and downside risk because these roles have greater influence on the performance of the Company as a whole.

Compensation Committee Matters

Scope of Authority

The Compensation Committee acts on behalf of the Board of Directors of the Company and, by extension, the shareholders to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Omnibus Plan, the II-VI Incorporated Deferred Compensation Plan and bonus plans discussed below covering NEOs and other employees. In overseeing those plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. In general, certain duties such as participant selection and award determination have been delegated to the Chief Executive Officer and matters regarding award documents have been delegated to the Chief Financial Officer. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the NEOs.

The Committee’s Processes

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•

Meetings. The Compensation Committee meets several times each year. Compensation Committee agendas are established in consultation with the Committee Chair. The Compensation Committee meets in executive session following each regular meeting.

•

Assessment of Company Performance. The Compensation Committee uses Company performance measures in establishing total compensation ranges; the Compensation Committee considers various measures of Company and industry performance, including revenues, earnings per share, cash flows, growth from operations and growth from acquisitions.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the NEOs. During the course of each year, the Compensation Committee meets with the Chief Executive Officer to review recommendations on changes, if any, in base salary of each NEO (other than the Chairman or the Chief Executive Officer). The Compensation Committee receives input from the Director of Human Resources when the Compensation Committee reviews recommendations on changes, if any, in base salary of the Chairman or Chief Executive Officer. Based on the Compensation Committee’s judgment and knowledge of salary practices, peer group surveys and an individual’s performance and contribution to the Company, the Compensation Committee modifies or approves such recommendations. Base salaries for NEOs are set below the median relative to the Comparator Group (as defined below) and bonus opportunities exceed those of our Comparator Group.

•

Target Pay Philosophy. The Compensation Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit and retain high caliber talent. The Compensation Committee sets total cash compensation at or above our Comparator Group if performance meets or exceeds planned growth and profitability rates. In assessing market competitiveness, the compensation of the Company’s NEOs is reviewed against executive compensation at a designated set of publicly-traded companies (the “Comparator Group”). The Comparator Group consists of 13 companies that are similar to the Company in terms of their revenue size, manufacturing focus and profitability. Each member of the Comparator Group has executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities.

The Comparator Group includes manufacturing companies with an Optical, Electronics, Instrumentation and/or Engineering NAICS code having revenues ranging from approximately $150 million to approximately $600 million with return on sales of approximately10% or higher over a three year period. In fiscal year 2007, the Comparator Group was comprised of the following companies: Cabot Microelectronics Corp, Cognex Corp., Cree, Inc., Dionex Corp., Excel Technology, Inc., FLIR Systems, Inc., Franklin Electric Company, Inc., Herley Industries, Inc., Integrated Circuit Systems, Inc., Intermagnetics General Corp., Mercury Computer Systems, Inc., OmniVision Technologies, Inc. and Rogers Corp.

The Compensation Committee sets total compensation targets that are competitive with the Comparator Group. It relies on proxy statements, executive compensation surveys and its compensation consultants, Towers Perrin and Pearl Meyer, for data on current market pay practices and trends. The Compensation Committee retains and utilizes the services of Towers Perrin and Pearl Meyer in evaluating the composition of a variety of salary practices. Our compensation consultants are primarily engaged to provide the Compensation Committee with publicly available compensation data and current compensation trends.

Components of Executive Compensation for fiscal year 2007

For fiscal 2007, the Compensation Committee used a three-pronged approach to its executive compensation program: 1) base salary; 2) potential for cash bonuses and annual incentive awards; and 3) long-term equity-based compensation. The Compensation Committee believes this program balances the mix of cash and equity compensation which makes a significant portion of each NEO’s compensation package “at-risk,” which means it is not guaranteed but rather is received through cash bonuses or equity-based compensation based on the Company’s performance. Historically, executive compensation for a particular fiscal year is reviewed by the Compensation Committee on a preliminary basis during its last meeting in the prior fiscal year and finalized during its first meeting in the current fiscal year. Following is a discussion of the Compensation Committee’s considerations in establishing each of the compensation components for the NEOs.

Base Salary

The Compensation Committee sets base salary levels for executive officers each year based on a number of factors, including the status of the competitive marketplace for such positions, the responsibilities of the position, the experience of the individual, the individual’s performance during the past year, and equity in relationship to other positions within the Company. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual and long-term compensation, which is at-risk based on the Company’s performance. The Compensation Committee reviews the base salaries of executive officers annually and whenever an executive is promoted. The Compensation Committee meets with the Chief Executive Officer to review recommendations on changes, if any, in base salary of each NEO (other than the Chairman or the Chief Executive Officer). The Compensation Committee receives input from the Director of Human Resources when the Compensation Committee reviews recommendations on changes, if any, in base salary of the Chairman or Chief Executive Officer. The executive officers’ base salaries are targeted at or below the low end of the range of the Comparator Group for that position.

For more information regarding our NEOs’ base salaries for fiscal year 2007, see the “Summary Compensation Table.”

Cash Incentive Bonuses

The Compensation Committee establishes the targeted bonus program for each NEO each fiscal year based on input from several sources, including outside compensation consultants, the Director of Human Resources and, for each NEO (other than the Chairman or the Chief Executive Officer), the Chief Executive Officer. Actual bonus program payouts are determined by the Compensation Committee based upon the actual performance by the NEO against the targeted goals.

The Compensation Committee has established three separate types of cash bonus programs for its NEOs in order to align executive goals with the Company’s revenue, operating profit and earnings growth objectives. These cash bonus programs (the Bonus Incentive Plan, the Management-by-Objective Plan and the Discretionary Bonus Plan) are described below. Each NEO participates in each of these programs, except that the Chairman and the Chief Executive Officer did not receive a payout under the Management-by-Objective Plan for fiscal year 2007 and will not receive a payout under the Management-by-Objective Plan for fiscal year 2008.

Bonus Incentive Plan

Our NEOs participate in the same Bonus Incentive Plan that is available to all employees who have met the required one year tenure with the Company. Under the Bonus Incentive Plan, each eligible employee receives a cash bonus based on a formula percentage of the appropriate division’s operating profit determined annually by the Compensation Committee. The Bonus Incentive Plan aligns the interest of all eligible employees with the operating profit goal of the division. In general terms, the Bonus Incentive Plan targets a payout of up to two months of an employee’s base wages if the business unit or location achieves its targeted operating profit goals. All NEOs except for Dr. Mattera participate in the Bonus Incentive Plan that has been established for the Company’s headquarters in Saxonburg, Pennsylvania which covers corporate employees. Dr. Mattera’s Bonus Incentive Plan is an average of the Bonus Incentive Plans within the businesses of the Compound Semiconductor Group for which Dr. Mattera has operational responsibility. Partial bonus amounts are paid quarterly based on interim Company performance, and the remainder is paid after fiscal year end. Bonus payments are pro-rated according to each employee’s annual base compensation. Awards under the Bonus Incentive Plan paid for fiscal 2007 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Management-By-Objective Plan

Under the Management-By-Objective Plan, a fixed percentage of the appropriate business unit’s or location’s operating profits is determined by the Compensation Committee and awarded to selected employees. In general terms, the Management-By-Objective Plan targets a payout between 3% and 9% of an employee’s base wages if the business unit or location achieves its targeted operating profit goals. Mr. Creaturo and Mr. Reedy participate in the Management-By-Objective Plan that has been established for the Company’s headquarters in Saxonburg, Pennsylvania which covers corporate employees. Dr. Mattera’s Management-By-Objective Plan is an average of the Management-By-Objective Plans within the business of the Compound Semiconductor Group for which Dr. Mattera has operational responsibility. These awards under the Management-By-Objective Plan are based on graded performance of recipients measured against pre-established Company goals. Awards under the Management-By-Objective Plan paid for fiscal 2007 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The Chairman and the Chief Executive Officer did not receive a payout under the Management-by-Objective Plan for fiscal year 2007 and will not receive a payout under the Management-by-Objective Plan for fiscal year 2008, although each participates in selected goals of the Management-By-Objective Plan.

Discretionary Incentive Plan

Under the Discretionary Incentive Plan, a method is provided for a direct link between employee compensation and the Company’s annual performance. Awards under the Discretionary Incentive Plan are at-risk based on the performance of the Company and/or business segment. The Discretionary Incentive Plan is individually tailored to the responsibility of the employee. The Chief Executive Officer approves all individual Discretionary Incentive Plans except his own and that of the Chairman, which are approved by the Compensation Committee. The Discretionary Incentive Plan is available to all NEOs and selected members of the Company’s senior management. Awards under the Discretionary Incentive Plan paid for fiscal 2007 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The selected participants receive discretionary incentive awards designed to focus management’s attention and effort on the attainment of pre-established annual performance goals.

Target Opportunities. Each participant in the Discretionary Incentive Plan is assigned a target award opportunity, expressed as a dollar amount. The target awards are based on the upper quartile of our Comparator Group’s annual cash incentive for employees in similar positions.

Pre-Established Performance Goals. For Dr. Johnson and Messrs. Kramer and Reedy the performance goals are based upon consolidated revenues and consolidated earnings-per-share for the fiscal year. Mr. Creaturo’s performance goals are based upon pre-established individual goals which are determined to be important in relationship to the position he maintains within the Company. Dr. Mattera’s performance goals are based upon the revenues and earnings per share of the Compound Semiconductor Group which he manages as well as certain individual goals which are determined to be important in relationship to the position he maintains within the Company.

For each metric, a specific target performance goal and defined performance range around the target is established. The performance range consists of a threshold-or minimum performance level–and a maximum performance level which is set forth for each NEO in the “Grants of Plan-Based Awards Table.”

For more information regarding our annual cash incentive programs, see the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table.”

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentive compensation is an integral component of our compensation program because it has the effect of recruiting, retaining and motivating high-quality employees. In addition, the Compensation Committee believes that long-term incentive compensation aligns executives’ interests with the interests of shareholders, and rewards the achievement of the Company’s long-term strategic goals. Payment of long-term incentive awards is based on Company performance, and is targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. At the beginning of each fiscal year, the Compensation Committee reviews and approves a pool of equity-based compensation for that year to be granted to executives and other eligible employees who participate in the Company’s long-term incentive programs. Generally, in recent years, two types of long-term incentive awards, stock options and performance share awards, have been granted to executive officers with stock options being used as a compensation component over the vesting period of the option, generally four to five years, while the performance share awards have been used as a compensation component over the performance period. Generally, for each NEO, stock options comprise the majority of the long-term incentive compensation for that NEO. Further, each NEO receives an annual stock option award and currently participates in two performance share award programs, one covering an 18-month performance period ending December 31, 2007 and the other covering a 24-month performance period ending June 30, 2009.

The Compensation Committee uses the fair value of the equity incentives as calculated under SFAS 123(R) to determine the value of such awards to NEOs. The Compensation Committee believes this treatment best connects the financial expense recognized by the Company and the value of such awards to the NEOs.

Long-Term Incentive Compensation—Stock Options

Stock options provide the opportunity to purchase and maintain an equity position interest in the Company and to share in the appreciation of the value of the Common Stock. All stock options granted in fiscal year 2007 were granted from the Omnibus Plan. Some features of our stock option program include:

•	Twenty percent (20%) of the options are exercisable one year from the date of grant with comparable annual vesting increases on a cumulative basis each year thereafter;

•	The term of each grant does not exceed 10 years; and,

•	The exercise price is equal to the closing market price on the date of grant.

We use stock options as a component of long-term incentive because stock options focus the management team on increasing longer-term value for shareholders. For additional information concerning the timing of grants of stock options, see “Equity Grant Practices” below. In August 2006, stock options were awarded to each of the NEOs as follows: Dr. Johnson 14,500; Mr. Creaturo 6,000; Mr. Kramer 13,150; Mr. Reedy 3,000; and Dr. Mattera 6,000.

Long-Term Incentive Compensation—Performance Share Awards

Performance share awards provide executive officers with shares of II-VI Incorporated stock if certain company performance goals are achieved, aligning executives with shareholder interests and providing an ownership stake in the Company. During fiscal year 2007, the Compensation Committee established performance share awards for the Company’s NEOs under the Omnibus Plan. The awards established specific performance goals for consolidated revenue (“Revenue Awards”) and consolidated net cash provided by operating activities (“Cash Flow Awards”) for the eighteen-month period ending December 31, 2007. The awards provide for the issuance of shares of the Common Stock in the event that the Company achieves the established performance goals. The performance shares under Revenue Awards and Cash Flow Awards are earned as follows:

•	Achieving 79.99% or less of the performance goal earns 0% of the target award;

•	Achieving 80.0% up to 99.99% of the performance goal earns from 50.0% up to 99.99% of the target award;

•	Achieving 100.0% of the performance goal earns 100.0% of the target award;

•	Achieving 100.1% up to 119.99% of the performance goal earns from over 100.01% up to 149.99% of the target award; and

•	Achieving 120.0% or greater of the performance goal earns 150.0% of the target award.

Performance shares earned under the Revenue and Cash Flow Awards are issued after the completion of the performance period and upon the determination of the Compensation Committee that one or more performance goals have been achieved at a particular level. Payout of Revenue Awards is not contingent upon payout of Cash Flow Awards and vice versa. The performance share target awards for the NEOs for the eighteen-month period ending December 31, 2007 are as follows:

Named Executive Officer	Revenue Awards	Cash Flow Awards
CARL J. JOHNSON	6,875 shares	6,875 shares
CRAIG A. CREATURO	1,500 shares	1,500 shares
FRANCIS J. KRAMER	6,225 shares	6,225 shares
HERMAN E. REEDY	1,000 shares	1,000 shares
VINCENT D. MATTERA, JR.	1,500 shares	1,500 shares

For more information regarding the long-term incentive component of our compensation program, see the “Summary Compensation Table”, “Grants of Plan-Based Awards Table”, and “Understanding the Summary Compensation Table and Grants of Plan-Based Awards Table”.

Deferred Compensation

The II-VI Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed to allow executive officers and key employees of the Company to defer receipt of compensation into a trust fund for retirement purposes. Under the Deferred Compensation Plan, eligible participants can elect to defer up to 100% of discretionary bonus compensation into an account that will be credited with earnings at the same rate as one or more investments chosen by the participant, which are similar to the investment funds under the II-VI

Incorporated Employees’ Profit Sharing Plan. Participants may also elect to invest in the Company’s Common Stock. The Company does not make any matching contributions to the Deferred Compensation Plan. All assets in the Deferred Compensation Plan are subject to claims of the Company’s creditors until such amounts are paid to participants.

For more information regarding the amounts deferred under the Deferred Compensation Plan, see the “Non-Qualified Deferred Compensation Table.”

Employees’ Profit Sharing Plan

The NEOs participate in the II-VI Incorporated Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) which is available to all eligible employees who have met tenure and service requirements. All NEOs participate in the Profit Sharing Plan that covers the Company’s Saxonburg, Pennsylvania headquarters, which is their primary business location. The Profit Sharing Plan also has the features of a 401(k) plan. Under the Profit Sharing Plan, the Company makes a matching contribution to the Profit Sharing Plan based upon the employee’s 401(k) deferred savings. In addition, the Company may make an additional contribution to the Profit Sharing Plan out of the Company’s operating profits as determined by the Compensation Committee.

For information regarding our contributions to the NEOs accounts under the Profit Sharing Plan, see the “Summary Compensation Table.”

Perquisites and Other Benefits

The Company does not provide perquisites or personal benefits to executive officers.

Employment Agreements

Dr. Johnson, Mr. Reedy and Dr. Mattera have employment agreements with the Company, terminable by either party on thirty days’ prior written notice, which contain, among other matters, provisions for payment of compensation and benefits in the discretion of the Company, and agreements regarding confidentiality, non-competition and assignment of inventions. These agreements were established to protect the Company from a misuse of confidential information, knowledge and experience by the employee, and to provide for the arrangements should the employee cease to be employed by the Company. The employment agreements also provide that in the event the employee is terminated by the Company for any reason except for fraud, theft, embezzlement or any other dishonest act, the employee will continue to receive his base salary at the time of termination for up to nine months after the date of termination. Mr. Kramer and the Company entered into an employment agreement dated May 7, 2007 effective July 1, 2007 which is more fully described in the section entitled “2007 Compensation Decisions.” Mr. Creaturo does not have an employment agreement.

Change-In-Control Arrangements and Agreements

The Company does not have any change-in-control agreements or arrangements in place for any of its NEOs except for Mr. Kramer, although unvested outstanding stock options would vest upon a change in control. In connection with Mr. Kramer’s election as Chief Executive Officer of the Company, upon recommendation of the Compensation Committee, the Board of Directors approved, and Mr. Kramer and the Company entered into an employment agreement dated May 7, 2007 effective July 1, 2007 which is more fully described in the section entitled “Compensation of Executive Officers—2007 Compensation Decisions.” The Board and Compensation Committee believed that this agreement was appropriate in light of Mr. Kramer’s agreement to act as Chief Executive Officer of the Company. In addition, as Mr. Kramer’s employment agreement limits the amount of severance compensation that could be paid out so as to avoid “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and does not provide for a tax gross-up, the Compensation Committee accelerated the vesting of Mr. Kramer’s options and, at present, intends to continue to grant Mr. Kramer fully-vested options so as that the value of options vesting in connection with a change in control does not impact the amount of severance that may be paid out under his agreement.

Stock Ownership Guidelines for Directors and Executive Officers

In order to further align the executive officers interests with those of the Company’s shareholders, the Board of Directors has established a stock ownership program that requires each executive officer own a minimum of 200 shares of Common Stock.

Equity Grant Practices

Historically, the Company has issued stock options primarily in one of three situations: (1) to employees periodically as an incentive for continued, productive employment and retention; (2) to new employees as a component of an offer of employment and an incentive to attract them to the Company and (3) to new employees in connection with an acquisition as an incentive for continued productive employment with the Company after the acquisition is complete.

Stock options are granted to groups of employees from time to time, usually every one to four years and usually in August. A stock option grant was made in February 2005 to Dr. Johnson, Mr. Creaturo and Mr. Kramer based upon the completion of a study by the Compensation Committee regarding the appropriate level of equity compensation for these individuals as compared to the Comparator Group. A stock option grant was made in February 2005 to Dr. Mattera in conjunction with the Company’s acquisition of Marlow Industries, Inc., for which Dr. Mattera has management oversight. In August 2006, two stock option grants were made to Dr. Johnson and Mr. Kramer as additional information regarding the appropriate level of equity compensation for these individuals as compared to the Comparator Group, became available to the Compensation Committee after the first grant in August 2006. The Compensation Committee approves all grants to employees and no authority to make grants has been delegated to management.

Stock options may be granted to new employees as a component of their overall compensation package. These option grants are approved by the Compensation Committee.

The Company may also issue options as a component of an acquisition. When this occurs, the options are approved by the Compensation Committee at a special meeting or as part of a regular meeting.

Deductibility Cap on Executive Compensation

The Compensation Committee believes that the compensation program for executive officers should be structured in a manner that would permit deductibility under Section 162(m) of the Code. It also realizes that the evaluation of the overall performance of executive officers cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of the Company and its constituencies. In some situations where discretion is used, compensation may not be fully deductible. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on the financial condition of the Company.

Recent Compensation Decisions

For information regarding recent compensation decisions regarding our NEOs, see “Compensation of Executive Officers—2007 Compensation Decisions.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

(2)	based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Peter W. Sognefest, Chairman

Joseph J. Corasanti

Thomas E. Mistler

Duncan A.J. Morrison

Marc Y.E. Pelaez

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation for our former and current Chief Executive Officers, Chief Financial Officer and our two other most highly compensated executive officers (collectively, our Named Executive Officers or NEOs) for the fiscal year ended June 30, 2007. All subsequent tables and information in this section will be presented for these five employees as applicable.

Summary Compensation Table

Fiscal Year Ended June 30, 2007

Name and Principal Position	Year	Salary	Bonuses	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
		($)	($)	($)	($)	($)		($)
CARL J. JOHNSON Chairman and Former Chief Executive Officer	2007	$320,000	$—	$137,986	$152,163	$495,648	$30,852	$1,136,649

CRAIG A. CREATURO Chief Financial Officer and Treasurer	2007	$185,000	$—	$30,106	$82,414	$217,491	$23,390	$538,401

FRANCIS J. KRAMER President and Chief Executive Officer	2007	$293,250	$—	$124,940	$506,775	$398,330	$30,280	$1,353,575

HERMAN E. REEDY Executive Vice President—Infrared Optics	2007	$203,000	$—	$20,071	$50,834	$217,251	$27,760	$518,916

VINCENT D. MATTERA, JR. Vice President—Compound Semiconductor Group	2007	$197,118	$—	$30,106	$162,872	$220,859	$24,847	$635,802

(1)	Represents the compensation expense recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 in accordance with the Statement of Financial Accounting Standards No. 123, (revised) “Share-Based Payment” (SFAS123(R)) related to the performance-based share awards granted on August 31, 2006. The performance share expense was based on a pro-rata amount of expected payout of 91% and 70% as a result of the estimated probabilities of achieving the Revenue Award and Cash Flow Award performance conditions, respectively, under the conditions of the Performance Share Awards for the 18 month performance period ending December 31, 2007.

(2)	Amounts reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with SFAS 123(R) related to option awards granted in and prior to the fiscal year ended June 30, 2007. Refer to Note A to the Company’s Consolidated Financial Statements on Form 10-K for the year ended June 30, 2007 for the relevant weighted-average assumptions underlying the valuation of the option awards. As previously noted, all of Mr. Kramer’s stock options became 100% vested in connection with his Amended and Restated Employment Agreement entered into on May 7, 2007, and thus the aggregate grant date fair value of such awards is included as required by SFAS 123(R).

(3)	Amounts reflect the cash awards under the Company’s Bonus Incentive Plan, the Management-By-Objective Plan and the Discretionary Incentive Plan, which are discussed in further detail in the Compensation Discussion and Analysis. Dr. Johnson and Mr. Kramer participate in many of the goals of the Management-By-Objective Plan, but do not receive any awards under this plan. For Dr. Johnson, Mr. Creaturo, Mr. Kramer, Mr. Reedy and Dr. Mattera, the cash awards under the Bonus Incentive Plan were $51,648, $29,860, $47,330, $32,765 and $28,267, respectively. For Mr. Creaturo, Mr. Reedy and Dr. Mattera, the cash awards under the Management-By-Objective Plan were $22,631, $14,486 and $19,592, respectively. Dr. Johnson and Mr. Kramer did not receive any awards under the Management-By-Objective Plan. For Dr. Johnson, Mr. Creaturo, Mr. Kramer, Mr. Reedy and Dr. Mattera, the cash awards under the Discretionary Incentive Plan were $444,000, $165,000, $351,000, $170,000 and $173,000, respectively.

(4)	Amounts reflect premiums paid for life and disability insurance and the Company’s 401(k) and profit sharing contributions under the Profit Sharing Plan, which is qualified under Section 401 of the Code. For Dr. Johnson, Mr. Creaturo, Mr. Kramer, Mr. Reedy and Dr. Mattera, profit sharing contributions made by us were $17,036, $15,813, $17,856, $18,072 and $16,563, respectively. For Dr. Johnson, Mr. Creaturo, Mr. Kramer, Mr. Reedy and Dr. Mattera, 401(k) contributions made by us were $12,232, $7,361, $11,392, $8,104 and $7,732, respectively.

This table provides additional information about grants of awards to our NEOs in the fiscal year ended June 30, 2007.

Grants of Plan-Based Awards

Fiscal Year Ended June 30, 2007

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Share) (4)	Date Fair Value of Stock and Option Awards (5)
Name		Threshold	Target		Maximum		Threshold	Target	Maximum
		($)	($)		($)		(#)	(#)	(#)	(#)	(#)
CARL J. JOHNSON	—	$—	$450,000	(i)	$610,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$53,440	(ii)	$53,440	(ii)	—	—	—	—	—	$—	$—
	8/31/2006	$—	—		—		6,875	13,750	20,625	—	—	$—	$289,713
	8/12/2006	$—	—		—		—	—	—	—	10,000	$20.73	$133,896
	8/31/2006	$—	—		—		—	—	—	—	4,500	$21.07	$61,238

CRAIG A. CREATURO	—	$—	$175,000	(i)	$175,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$30,895	(ii)	$30,895	(ii)	—	—	—	—	—	$—	$—
	—	$—	$16,650	(iii)	$16,650	(iii)	—	—	—	—	—	$—	$—
	8/31/2006	$—	—		—		1,500	3,000	4,500	—	—	$—	$63,210
	8/12/2006	$—	—		—		—	—	—	—	6,000	$20.73	$80,337

FRANCIS J. KRAMER	—	$—	$357,000	(i)	$492,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$48,973	(ii)	$48,973	(ii)	—	—	—	—	—	$—	$—
	8/31/2006	$—	—		—		6,225	12,450	18,675	—	—	$—	$262,822
	8/12/2006	$—	—		—		—	—	—	—	9,000	$20.73	$120,506
	8/31/2006	$—	—		—		—	—	—	—	4,150	$21.07	$56,475

HERMAN E. REEDY	—	$—	$193,000	(i)	$279,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$33,901	(ii)	$33,901	(ii)	—	—	—	—	—	$—	$—
	—	$—	$18,270	(iii)	$18,270	(iii)	—	—	—	—	—	$—	$—
	8/31/2006	$—	—		—		1,000	2,000	3,000	—	—	$—	$42,140
	8/12/2006	$—	—		—		—	—	—	—	3,000	$20.73	$40,169

VINCENT D. MATTERA, JR.	—	$—	$160,000	(i)	$226,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$32,919	(ii)	$32,919	(ii)	—	—	—	—	—	$—	$—
	—	$—	$17,741	(iii)	$17,741	(iii)	—	—	—	—	—	$—	$—
	8/31/2006	$—	—		—		1,500	3,000	4,500	—	—	$—	$63,210
	8/12/2006	$—	—		—		—	—	—	—	6,000	$20.73	$80,337

(1)	These columns show the range of payouts in fiscal year 2007 under (i) the Discretionary Incentive Plan, (ii) the Bonus Incentive Plan and (iii) the Management-By-Objective Plan if the target or maximum goals are satisfied for the performance measures. These payouts are performance-driven and, therefore, are at-risk. The business measurements and performance goals are described in the Compensation Discussion and Analysis. Dr. Johnson and Mr. Kramer did not receive any awards under the Management-By-Objective Plan. The aggregate incentive amounts paid for the fiscal year ended June 30, 2007 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These columns show the range of payouts of performance shares if target or maximum goals are satisfied under the Omnibus Plan as described in the section titled “Long-Term Incentive Compensation—Performance Share Awards” in the Compensation Discussion and Analysis.

(3)	This column shows the number of stock options granted in fiscal year 2007 under the Omnibus Plan. The options vest and become exercisable ratably in five equal annual installments beginning one year after the grant date. The Board of Directors accelerated the vesting provisions on all outstanding stock options held by Mr. Kramer as part of the Amended and Restated Employment Agreement entered into with Mr. Kramer on May 7, 2007.

(4)	This column shows the exercise prices for the stock options granted in fiscal year 2007, which are based on the closing market price of Common Stock on the grant date.

(5)	This column shows the full grant date fair value of stock and option awards computed in accordance with SFAS 123(R). Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the awards vesting schedule. The performance share grant date fair value is based on a value of $21.07 per share, which was the closing price of Common Stock on the grant date multiplied by the targeted number of the future payout of the performance shares. Refer to Note A to the Company’s Consolidated Financial Statements on Form 10-K for the year ended June 30, 2007 for the relevant weighted-average assumptions underlying the valuation of the option awards.

This table summarizes the equity awards held by our NEOs which are outstanding as of June 30, 2007.

Outstanding Equity Awards

As of Fiscal Year End June 30, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
	(#)	(#)	($)		(#)	($)
CARL J. JOHNSON					13,750	$373,588
	36,000	—	$2.75	8/15/2008	—	—
	10,000	—	$8.00	8/11/2010	—	—
	16,000	4,000	$6.45	8/09/2012	—	—
	5,600	8,400	$16.88	8/13/2014	—	—
	12,080	18,120	$19.10	2/24/2015	—	—
	—	10,000	$20.73	8/12/2016	—	—
	—	4,500	$21.07	8/31/2016	—	—

CRAIG A. CREATURO					3,000	$81,510
	9,600	2,400	$6.45	8/09/2012	—	—
	4,000	6,000	$16.88	8/13/2014	—	—
	4,080	6,120	$19.10	2/24/2015	—	—
	1,200	4,800	$17.59	9/19/2015	—	—
	—	6,000	$20.73	8/12/2016	—	—

FRANCIS J. KRAMER					12,450	$338,267
	36,000	—	$2.75	8/15/2008	—	—
	10,000	—	$8.00	8/11/2010	—	—
	20,000	—	$6.45	8/09/2012	—	—
	14,000	—	$16.88	8/13/2014	—	—
	25,000	—	$19.10	2/24/2015	—	—
	9,000	—	$20.73	8/12/2016	—	—
	4,150	—	$21.07	8/31/2016	—	—

HERMAN E. REEDY					2,000	$54,340
	8,000	—	$8.00	8/11/2010	—	—
	9,600	2,400	$6.45	8/09/2012	—	—
	4,000	6,000	$16.88	8/13/2014	—	—
	1,200	4,800	$17.59	9/19/2015	—	—
	—	3,000	$20.73	8/12/2016	—	—

VINCENT D. MATTERA, JR.					3,000	$81,510
	20,000	20,000	$13.20	2/11/2014	—	—
	4,000	6,000	$16.88	8/13/2014	—	—
	4,800	7,200	$18.72	2/11/2015	—	—
	1,200	4,800	$17.59	9/19/2015	—	—
	—	6,000	$20.73	8/12/2016	—	—

(1)	The options listed above vest 20% per year over a five year period from the grant date and the grant date is ten years prior to the expiration date. The Board of Directors accelerated the vesting provisions on all outstanding stock options held by Mr. Kramer as part of the Amended and Restated Employment Agreement entered into with Mr. Kramer on May 7, 2007.

(2)	This column shows the number of unvested performance shares outstanding under the Omnibus Plan as of June 30, 2007. The scheduled vesting date of each of these performance share awards is December 31, 2007, assuming achievement of pre-established performance objectives. The performance share amounts presented are based on achieving performance goals at targeted levels.

(3)	Based on the closing price of the Common Stock on June 30, 2007 of $27.17 per share.

This table provides information about the value realized by the NEOs upon the exercise of options which occurred during the fiscal year ended June 30, 2007.

Option Exercises and Stock Vested

Fiscal Year Ended June 30, 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
CARL J. JOHNSON	—	$—
CRAIG A. CREATURO	6,000	131,709
FRANCIS J. KRAMER	—	—
HERMAN E. REEDY	—	—
VINCENT D. MATTERA, JR.	10,000	124,938

(1)	The valued realized on exercise represents the difference between the exercise price of the stock options and the market price of the Common Stock at exercise multiplied by the number of shares underlying the option exercised.

This table provides additional information about executive contributions to and aggregate earnings under the Deferred Compensation Plan to our NEOs as of and for the fiscal year ended June 30, 2007.

Non-Qualified Deferred Compensation

Fiscal Year Ended June 30, 2007

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Balance at Last FYE
CARL J. JOHNSON	$49,000	$—	$642,771	$1,413,238
CRAIG A. CREATURO	41,500	—	75,404	198,771
FRANCIS J. KRAMER	73,400	—	52,886	462,168
HERMAN E. REEDY	29,100	—	26,565	256,737
VINCENT D. MATTERA, JR.	—	—	—	—

(1)	Eligible participants can elect to defer up to 100% of awards under the Company’s Discretionary Incentive Plan. The executive contributions above relate to deferrals made in August 2006 of bonuses earned during the prior fiscal year ended June 30, 2006.

(2)	Aggregate earnings include interest, dividends, capital gains (losses) and unrealized appreciation (depreciation) in the individual investments. The Deferred Compensation Plan’s investment options are similar to those under the Profit Sharing Plan with the exception that amounts under the Deferred Compensation Plan may be invested in Common Stock.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Drs. Johnson and Mattera and Messrs Kramer and Reedy which provide for severance benefits in the event their employment is terminated under certain circumstances. Mr. Kramer’s agreement is different than the other NEOs’ agreements is described below. In the event we terminate the employment of Drs. Johnson or Mattera or Mr. Reedy for any reason other than for fraud, theft, embezzlement or some other act of dishonesty connected to employment with us, we will pay an aggregate severance amount equal to nine months of their base salary, plus out-placement services in the case of Dr. Johnson and Mr. Reedy and health benefits in the case of Dr. Mattera, as follows:

Named Executive Officer	Number of Months of Severance	Severance Payment	Out- Placement Services	Health Benefits	Total
CARL J. JOHNSON	Nine months	$243,000	$24,300	—	$267,300
HERMAN E. REEDY	Nine months	$151,500	$15,150	—	$166,650
VINCENT D. MATTERA	Nine months	$150,300	—	$9,000	$159,300

The severance amounts will be paid in accordance with our payroll practices over the nine-month period.

These agreements further provide that if their respective employment is terminated, each person will be subject to a one-year non-competition covenant. Additionally, Dr. Mattera’s agreement includes a one-year non-solicitation covenant relating to our customers and employees. If any of our equipment, records and other work product pertaining to any work performed for us is not returned by the executive, such executive will forfeit all claims to unpaid compensation and severance pay, in the case of Dr. Johnson and Mr. Reedy, without affecting our rights to such items.

In addition, the following table sets forth for each of the following NEOs the potential amount that such NEO would have been entitled to receive pursuant to the vesting of unvested options held by the NEO as of June 30, 2007 assuming a termination as of June 30, 2007 under the termination scenarios described below. The amounts shown are based on the difference between the exercise price of the unvested options and the closing price of the Common Stock on Nasdaq on June 30, 2007 of $27.17 per share.

Named Executive Officer	Acceleration of Unvested Stock Options Upon Change in Control ($)	Acceleration of Unvested Stock Options Upon Death, Disability or Retirement ($)
CARL J. JOHNSON	$407,485	$91,850
CRAIG A. CREATURO	$245,511	$38,640
HERMAN E. REEDY	$176,772	$19,320
VINCENT D. MATTERA, JR.	$626,340	$38,640

2007 Compensation Decisions

In May 2007, our Board of Directors appointed Mr. Kramer as our Chief Executive Officer, effective July 1, 2007, succeeding Dr. Johnson. Dr. Johnson will remain as Chairman of the Board. An employment agreement was entered into with Mr. Kramer providing for an annual base salary of $360,000 with the potential to earn cash bonuses and other bonuses in the discretion of the Compensation Committee. The agreement also provides Mr. Kramer with the other benefits which are routinely provided to the employees of the Company including participation in the Omnibus Plan. In addition, the agreement provides for severance benefits to Mr. Kramer in the event his employment is terminated under certain circumstances.

If Mr. Kramer’s employment is terminated as a result of death or permanent disability, we will pay to him or his representatives his annual base salary through the last day of the fiscal year in which the date of death or disability occurs and bonuses that would have been paid had he remained employed. In the event that he terminates employment other than for good reason, any bonuses will be paid on a pro-rata basis.

If we terminate his employment without cause or if Mr. Kramer terminates employment for good reason, except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a change in control, after Mr. Kramer’s execution of a release, we will pay to him severance in an amount equal to two (2) multiplied by his Average Annual Income. The Average Annual Income is the sum of his annual base pay and annual cash bonuses for the preceding three (3) fiscal years divided by three (3). The severance will be paid over a twenty-four (24) month period in accordance with our standard payroll practices.

If Mr. Kramer’s employment is terminated without cause or by him for good reason, and such termination is coincident with or within eighteen (18) month period following the occurrence of a change in control, after his execution of a release, we will pay to him severance in an amount equal to 2.99 multiplied by his Average Annual Income. The Average Annual Income is the sum of his annual base pay and annual cash bonuses for the preceding five (5) fiscal years divided by five (5). The severance will be paid over a thirty-six (36) month period in accordance with our standard payroll practices. Further, we will also pay the premiums associated with the continuation of life and health insurance benefits during the severance period.

If we determine that part or any of the compensation to be paid to Mr. Kramer under the two foregoing paragraphs would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times his base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount.

For purposes of Mr. Kramer’s employment agreement:

•	“Cause” means a determination by our Board of Directors, in the exercise of its reasonable judgment, that any of the following has occurred:

1.	the willful and continued failure by Mr. Kramer to perform his duties and responsibilities with us under the agreement (after notice and a 30-day cure period);

2.	the willful engaging by Mr. Kramer in any act which is materially damaging to us;

3.	the conviction of Mr. Kramer, or a plea of “guilty” or “no contest” to a felony or a criminal offense involving fraud, dishonesty or other moral turpitude;

4.	any material breach by Mr. Kramer of the terms of the agreement or any other written agreement between Mr. Kramer and us relating to proprietary information, confidentiality, non-competition or non-solicitation; or

5.	the engaging by Mr. Kramer in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to Mr. Kramer at our expense

•

“Change of Control” means (i) the Company is merged or consolidated with another entity and following such transaction (A) the persons who were our shareholders immediately prior to such a transaction have less than a majority of the Company’s voting power or the entity owning or controlling us or (B) individuals who comprise our Board of Directors immediately prior to such transactions cease to be at least a majority of the members of our Board of Directors or of an entity controlling us or (ii) a majority of our assets are sold or otherwise transferred to another corporation not controlled by or under common control with us or to a partnership, firm, entity or individuals not so controlled, or (iii) a majority of members of our Board of Directors consists of persons who were not nominated for election by or on behalf of our Board of Directors or with their concurrence, or (iv) a single person, or a vote of persons, obtains voting control over a majority of our outstanding shares; provided, however, that a change in control will not have occurred as a result of any transaction in which Dr. Johnson, and/or his affiliates, including the II-VI Foundation, directly or indirectly, acquire more than a majority of our assets or stock or of an entity controlling us.

•	“Good Reason” means without Mr. Kramer’s express written consent:

1.	a significant reduction of his employment responsibilities;

2.	a material reduction by us of his annual base salary;

3.	a substantial increase in the amount of his business travel which produces a constructive relocation of him;

4.	a material reduction by us of the level of his employee benefits with the result his overall benefits are significantly reduced; or

5.	the relocation of him to a facility or a location more than fifty (50) miles from his then current location.

In addition to the termination payment described above, we have also agreed to provide Mr. Kramer with life insurance coverage in an amount equal to two (2) times his annual base salary and to obtain a long-term disability insurance policy for him with a disability benefit equal to 60% of his annual base salary in excess of $200,000 until the age of 66, as a supplemental disability benefit.

Mr. Kramer is also subject to the terms of an employee invention, confidentiality, two-year non-solicitation and non-competition agreement with the Company that survives the termination of Mr. Kramer’s employment. If he engages in activities that violate these covenants, he will have no right to any unpaid severance benefits.

The following table indicates the estimated severance payments that Mr. Kramer would have received under the amended and restated employment agreement with the Company, assuming that the termination of his employment occurred under the circumstances described below on June 30, 2007.

Payments	Termination For Death or Disability	Termination With Cause	Termination Without Cause (No Change of Control)	Termination Without Cause (After Change of Control)
Cash Severance	$—	$—	$1,392,000	$2,216,000
Health Benefits	$—	$—	$24,000	$36,000
Life Insurance	$—	$—	$9,000	$13,000

	$—	$—	$1,425,000	$2,265,000

On August 11, 2007, the Compensation Committee granted NEOs performance share awards under the Omnibus Plan. The awards establish specific performance goals for the twenty-four-month period ended June 30, 2009 (the “2009 Performance Period”). The awards provide for the issuance of shares of Common Stock (the “2008 Performance Shares”) in the event that the Company achieves established goals relating to consolidated revenue (“2008 Revenue Awards”) or consolidated net cash provided by operating activities (“2008 Cash Flow Awards”) during the 2009 Performance Period.

The performance shares that may be granted under 2008 Revenue Awards and under 2008 Cash Flow Awards (collectively the “2008 Awards”) are earned as follows: achieving 79.99% or less of the performance goal earns 0% of the target award; achieving from 80.0% up to 99.99% of the performance goal earns from 50.0% up to 99.99% of the target award; achieving 100.0% of the performance goal earns 100.0% of the target award; achieving from 100.01% up to 119.99% of the performance goal earns from 100.01% up to 149.99% of the target award and achieving 120.0% or greater of the performance goal earns 150.0% of the target award. Performance shares earned under the 2008 Awards are to be issued as soon as administratively practicable after the completion of the 2009 Performance Period and upon the determination by the Compensation Committee that one or more of the performance goals have been achieved and at the level of such achievement. Payouts will be determined based upon the greater of (i) the actual results for the full twenty-four-month period or (ii) the sum of the deemed payouts for each of the four consecutive six-month periods comprising the 2009 Performance Period, based on predetermined six-month performance goals. Payout of 2008 Revenue Awards is not contingent upon payout of 2008 Cash Flow Awards and vice versa. The 2008 Awards for the NEOs are as follows:

Named Executive Officer	Revenue Awards	Cash Flow Awards
CARL J. JOHNSON	3,500 shares	3,500 shares
CRAIG A. CREATURO	1,215 shares	1,215 shares
FRANCIS J. KRAMER	6,750 shares	6,750 shares
HERMAN E. REEDY	535 shares	535 shares
VINCENT D. MATTERA, JR.	1,215 shares	1,215 shares

In addition, on August 11, 2007, the Compensation Committee of the Board of Directors granted stock options to the NEOs under the Omnibus Plan. The stock options contain the same features as described in the Compensation Discussion and Analysis. Stock options were granted to the NEOs as follows:

Named Executive Officer	Number of Options Granted
CARL J. JOHNSON	11,500
CRAIG A. CREATURO	4,100
FRANCIS J. KRAMER	17,600
HERMAN E. REEDY	1,800
VINCENT D. MATTERA, JR.	3,500

DIRECTOR COMPENSATION

The Company uses a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required for members of our Board of Directors. Directors are subject to the Company’s minimum share ownership requirement of 200 shares of Common Stock. A director who does not comply with this program would not be permitted to stand for re-election. All directors and executive officers currently meet or exceed this program with the exception of Wendy F. DiCicco who was elected to the Board of Directors for the first time in 2006 and who would be eligible to stand for re-election in 2009.

The compensation program for the directors who are not also our employees, to whom we refer to as non-employee directors, is reviewed annually by our Compensation Committee to ensure the program remains competitive. As part of the Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. The companies comprising this group are the same Comparator Group utilized for the Company’s NEOs and are further described in the “Compensation Discussion and Analysis.”

The Compensation Committee strives to set compensation targets that are competitive with our Comparator Group. It relies on proxy statements, compensation surveys and its compensation consultants, Towers Perrin and Pearl Meyer, for data on current market pay practices and trends. The Compensation Committee retains and utilizes the services of Towers Perrin and Pearl Meyer in evaluating the composition of a variety of salary practices. Our compensation consultants are primarily engaged to provide the Compensation Committee with publicly available compensation data and current compensation trends.

Cash Compensation Paid to Board Members

Annual Retainers

For the fiscal year ended June 30, 2007, members of the Board of Directors who are not our employees were entitled to receive an annual cash retainer of $15,000 at the first board meeting of the calendar year. A fee of

$1,250 per day for attending meetings of the Board of Directors, plus reimbursement of expenses was paid for services rendered prior to December 31, 2006. Effective January 1, 2007 this fee was increased to $1,500 per day plus reimbursement for expenses.

Additional Retainers for Committee Chairs

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional cash retainer, which is payable at the same time as the regular annual retainer. In addition, attendance fees are paid for Board committee meetings if such meetings are held on a day other than a day on which a Board meeting is held, plus reimbursement of expenses. For fiscal year 2007, the additional retainer for service as a committee chair and attendance fees were as follows:

Committee	Chair Retainer Amount	Attendance Fee
Audit	$5,000	$1,000
Compensation	$2,000	$1,000
Corporate Governance	$1,500	$1,000

Lead Independent Director

The Lead Independent Director receives an additional retainer of $2,000 for services in this role.

Stock Option Program

Annually, each eligible non-employee director receives a grant of stock options to purchase shares of Common Stock with an exercise price equal to the fair market value of such stock on the grant date. In February 2007, each non-employee director received a grant of options to purchase 6,700 shares of Common Stock at an exercise price of $31.96 per share with a total fair value of $131,960 using a Black-Scholes valuation. Options received by non-employee directors have the same terms as grants to our employees.

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended June 30, 2007. Dr. Carl J. Johnson is Chairman of our Board of Directors and Mr. Francis J. Kramer is a member of the Board of Directors. Their compensation is reported in the Summary Compensation Table and the other tables set forth herein. They do not receive any additional compensation in connection with their service on our Board of Directors.

Director Compensation Table

Fiscal Year Ended June 30, 2007

Non-employee Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
JOSEPH J. CORASANTI	$28,500	$—	$82,154	$—	$—	$—		$110,654
WENDY F. DICICCO	27,500	—	10,123	—	—	—		37,623
THOMAS E. MISTLER	32,000	—	82,722	—	—	—		114,722
DUNCAN A.J. MORRISON	33,500	—	82,722	—	—	—		116,222
MARC Y.E. PELAEZ	27,500	—	82,154	—	—	16,000	(2)	125,654
PETER W. SOGNEFEST	29,500	—	82,722	—	—	15,025	(3)	127,247

(1)	Amounts reflect compensation expense recognized for financial statement purposes for the fiscal year ended June 30, 2007 in accordance with SFAS 123(R) related to option awards granted in and prior to the fiscal year ended June 30, 2007. Refer to Note A to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year ended June 30, 2007 for relevant assumptions used to determine the valuation of option awards.

(2)	Reflects fees earned from serving on certain of our subsidiaries advisory boards which are not part of service on our Board of Directors.

(3)	Reflects consulting fees earned by Seamoc, Inc. for which Mr. Sognefest is President, Chief Executive Officer and Chairman.

As of June 30, 2007, Mr. Corasanti, Ms. DiCicco, Mr. Mistler, Mr. Morrison, Mr. Pelaez, and Mr. Sognefest had outstanding stock option awards of 49,900 shares, 6,700 shares, 48,300 shares, 48,300 shares, 49,900 shares and 48,300 shares, respectively.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2007, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each of the members of the Audit Committee is independent as defined under the Nasdaq’s listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion of Results of Operations and Financial Condition. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended June 30, 2007, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standards No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company.

Conclusion

Based on review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

Audit Committee

Duncan A.J. Morrison, Chairman

Joseph J. Corasanti

Wendy F. DiCicco

Thomas E. Mistler

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information available to the Company as of August 31, 2007, regarding the ownership of the Company’s Common Stock by (i) each of the Company’s directors and nominees; (ii) each of the Company’s Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) each person or group known by the Company to beneficially own more than five percent (5%) of the Common Stock.

	Beneficial Ownership of Common Stock (1)
	Shares	Percent
CARL J. JOHNSON (2)	4,100,107	13.8%
c/o II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
JOSEPH J. CORASANTI (3)	23,200	*
WENDY F. DICICCO	100	*
FRANCIS J. KRAMER (3)	379,054	1.3%
THOMAS E. MISTLER (3) (4) (9)	926,154	3.1%
DUNCAN A.J. MORRISON (3) (5)	39,760	*
MARC Y.E. PELAEZ (3)	23,000	*
PETER W. SOGNEFEST (3) (6)	29,816	*
HERMAN E. REEDY (7)	63,760	*
JAMES MARTINELLI (7) (8)	108,080	*
CRAIG A. CREATURO (7) (9)	35,744	*
VINCENT D. MATTERA, JR. (7)	34,950	*
COLUMBIA WANGER ASSET MANAGEMENT, L.P. (11)	2,530,000	8.6%
227 WEST MONROE STREET, SUITE 3000
CHICAGO, IL 60606
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (TWELVE PERSONS) (2)-(10)	5,763,725	19.2%

*	Less than 1%

(1)	Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned, subject to the information contained in the footnotes to the table.

(2)	Includes 3,010,672 shares of Common Stock over which Dr. Johnson has sole voting and investment power, 89,380 shares subject to stock options held by Dr. Johnson and exercisable within 60 days of August 31, 2007, and 290,907 shares in a charitable trust over which Dr. Johnson has shared voting and investment power. Also includes 709,148 shares held by Dr. Johnson’s wife, as to which shares he disclaims beneficial ownership.

(3)	Includes 22,800 shares, 135,750 shares, 21,520 shares, 21,520 shares, 22,800 shares and 21,520 shares subject to stock options held by Mr. Corasanti, Mr. Kramer, Mr. Mistler, Mr. Morrison, Rear Admiral Pelaez and Mr. Sognefest, respectively, and exercisable within 60 days of August 31, 2007.

(4)	Includes 154,748 shares held in trust and 749,886 shares held in limited partnerships in which Mr. Mistler is a general partner.

(5)	Includes 3,000 shares held by Mr. Morrison’s wife, as to which shares he disclaims beneficial ownership.

(6)	Includes 1,160 shares held by Mr. Sognefest’s son, as to which shares he disclaims beneficial ownership.

(7)	Includes 27,800 shares, 49,600 shares 33,200 shares and 24,480 shares subject to stock options held by Messrs. Reedy, Martinelli, Mattera, and Creaturo, respectively, and exercisable within 60 days of August 31, 2007.

(8)	Includes 5,600 shares over which Mr. Martinelli has shared voting and investment power.

(9)	Includes 400 shares over which Mr. Creaturo has shared voting and investment power.

(10)	Includes 470,370 shares subject to stock options held by executive officers and directors as a group and exercisable within 60 days of August 31, 2007.

(11)	Based on its Schedule 13G filed with the Securities and Exchange Commission on December 31, 2006, Columbia Wanger Asset Management, L.P., a registered investment advisor, reports sole voting and dispositive power over 2,530,000 shares of Common Stock. Such shares are owned by various investment companies, trusts and accounts to which Columbia Wanger Asset Management, L.P. provides investment advice.

EQUITY PLAN COMPENSATION PLAN INFORMATION

The following table provides certain information as of June 30, 2007 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, performance shares, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,052,568	$14.28	1,475,180
Equity compensation plans not approved by security holders	—	—	—

Total	2,052,568	$14.28	1,475,180

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Unless otherwise directed by the shareholders, proxies will be voted for the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2008. The affirmative vote of the holders of at least a majority of the votes which all shareholders present at the Annual Meeting are entitled to cast is required to ratify such selection. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if such person so desires.

The Company incurred the following fees and expenses for services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) during the fiscal years ended June 30, 2007 and 2006:

	2007	2006
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$499,000	$385,000
Audit of Internal Control Over Financial Reporting (1)	335,000	368,000
Audit-Related Fees (2)	4,500	6,000
Tax Fees (3)	—	23,000

Total Fees	$838,500	$782,000

(1)	Fees and expenses for the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees for services relating to a review of the Company’s Nuclear Regulatory Commission filing in fiscal year 2007 an exporter renewal application in fiscal year 2006.

(3)	Fees for tax services consisting of a cost segregation study and access to tax workpapers.

The Audit Committee pre-approves the retention of the auditors and the auditor’s fees for all audit and non-audit services provided by the auditor, and determines whether the provision of non-audit services is compatible with maintaining the independence of the auditor.

OTHER INFORMATION

The Company will pay the expense in connection with the printing, assembling and mailing to the holders of Common Stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Company personally, via the internet or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Company’s registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company’s directors, executive officers and more than ten percent shareholders timely filed all reports due under Section 16(a) for the period from July 1, 2006 through June 30, 2007 with the exception of filing a delinquent report of charitable gift transactions by Carl J. Johnson.

Shareholder Proposals

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of the Company expected to be held in November 2008 must be delivered to Robert D. German, Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by May 24, 2008. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2008 Annual Meeting, but are intended to be presented by the shareholder from the floor, unless notice of the intent to make such proposal is received by Mr. German at the address above on or before August 7, 2008.

FORM 10-K ANNUAL REPORT TO THE SECURITIES

AND EXCHANGE COMMISSION

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2007, as filed with the Securities and Exchange Commission, is included in the Annual Report to Shareholders and is being furnished with this proxy statement. A shareholder may obtain additional copies of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company’s costs of providing such exhibits by writing to Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling (724) 352-4455.

ANNUAL MEETING OF SHAREHOLDERS OF

II-VI INCORPORATED

November 2, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■	20230000000000000000 0			110207
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. ELECTION OF CLASS TWO DIRECTORS FOR A TERM EXPIRING IN 2010.					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O Peter W. Sognefest O Francis J. Kramer		2. Ratification of the Board of Directors’ selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)			PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method..			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

             attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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■

II-VI INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

PROXY

The undersigned hereby appoints Carl J. Johnson and Thomas E. Mistler or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 5, 2007 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on November 2, 2007, and at any adjournment thereof.

(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

II-VI INCORPORATED

November 2, 2007

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER
– OR –
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
– OR –
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

■	20230000000000000000 0			110207
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. ELECTION OF CLASS TWO DIRECTORS FOR A TERM EXPIRING IN 2010.					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O Peter W. Sognefest O Francis J. Kramer		2. Ratification of the Board of Directors’ selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)			PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

             attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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